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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE


      Dan Martin                                Linda Capcara
      Director Investor Relations               Group Manager
      ON Semiconductor                          Brodeur Worldwide
      602-244-4905                              602-954-0044
      dan.martin@onsemi.com                     lcapcara@brodeur.com
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                    SCG HOLDING CORPORATION IS NOW OFFICIALLY
                          ON SEMICONDUCTOR CORPORATION

PHOENIX, AZ (AUGUST 9, 2000) - ON Semiconductor(TM) (Nasdaq: ONNN) today announced that the official name of the Company has changed to ON Semiconductor Corporation from SCG Holding Corporation, effective today, August 9, 2000.

SCG Holding Corporation has been doing business under the trade name ON Semiconductor(TM) since its separation from Motorola in August 1999. The Company's Board of Directors approved the official name change for several reasons including the desire to have its company name more closely parallel its ticker symbol of ONNN on the Nasdaq National Market as well as for branding and marketing purposes. Effective with the name change, the Company began reporting financial information as ON Semiconductor Corporation.

"While most of our customers and stockholders have known us as 'ON Semiconductor' since we started as an independent organization last year, our legal name was SCG Holding Corporation," said Steve Hanson, President and Chief Executive Officer of ON Semiconductor Corporation. "Today's announcement makes it official. We are ON Semiconductor Corporation - a company committed to providing our customers with the highest quality data and power management semiconductors."

The only entity affected by this name change at this time is SCG Holding Corporation. The legal names of the company's various domestic and foreign operating subsidiaries remain the same and all will continue to do business under the trade name of ON Semiconductor(TM).

ON Semiconductor Corporation anticipates that starting tomorrow, the Nasdaq National Market will recognize its new name for listing purposes.

ABOUT ON SEMICONDUCTOR

ON Semiconductor is one of the world's largest suppliers of analog, standard logic, and discrete semiconductors for data and power management. ON Semiconductor's products include integrated circuits for high-bandwidth data applications, analog ICs for power management and low-voltage power transistors. In addition to using micropackaging technology across all product families, ON Semiconductor offers the largest selection of discrete semiconductors in a variety of surface mount and standard packages. These semiconductors turn on and connect digital electronic products to our world. ON Semiconductor(TM) is the trade mark of ON Semiconductor Corporation's affiliate, Semiconductor Components Industries, LLC.

Further information is available at the Company's website: http://www.onsemi.com

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